EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK AMENDS TERMS OF REVOLVING CREDIT FACILITY
—Facility Increased to $450 Million and Term Extended—

Paoli, Pa., July 2, 2007—AMETEK, Inc. (NYSE: AME) announced that it has amended the terms of its Revolving Credit Facility, providing a larger financing capacity and greater flexibility. The size of the facility was increased from $300 million to $450 million and the term was extended until June 29, 2012. Prior to the extension, the facility was due to expire in October 2011. As well, certain terms of the agreement were amended to provide greater flexibility for the Company.

John J. Molinelli, Executive Vice President and Chief Financial Officer, said, “The Revolving Credit Facility is a key part of our financing structure. The additional $150 million in capacity, as well as other changes to the Facility, provides AMETEK with the flexibility to support our growth plans, including our successful acquisition strategy.”

JPMorgan was lead arranger and bookrunner and serves as Administrative Agent for the twelve-bank syndicate. Bank of America, N.A., PNC Bank National Association, SunTrust Bank, and Wachovia Bank, N.A. serve as Syndication Agents and Citizens Bank of Pennsylvania is the Documentation Agent.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with 2006 sales of $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion, and New Products. Its objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

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